Exhibit 99.1

Active Power Agrees to Settle Previously
Disclosed Shareholder Litigation

AUSTIN, Texas (Oct. 2, 2014) – Active Power (NASDAQ: ACPW), a global leader in flywheel energy and power technology for mission critical applications, today announced it has entered memorandums of understanding to settle the following previously disclosed lawsuits:

•	the class action lawsuit pending in the U.S. District Court for the Western District of Texas captioned Don Lee v. Active Power, Inc., et. al. (Civil Action No. 1:13-cv-797-SS); and

•	the consolidated shareholder derivative lawsuit pending in the District Court of Travis County, Texas, filed by two separate shareholders and captioned Okumura v. Almgren, et al. (Cause No. D-1-GN-13-003230) and Shaev v. Milner, et. al. (Cause No. D-1-GN-13-003557).

The proposed settlements would resolve for all defendants all of the issues that are pending in the class action and in the consolidated derivative action relating to Active Power’s previous disclosures regarding Digital China Information Services Company Limited (“Digital China”) and Qiyuan Network Systems Limited (“Qiyuan”). Active Power determined to settle these matters to eliminate the burden, distraction and expense of further litigation.

If completed, the class action settlement would result in a payment of $1.5 million to the settlement class, inclusive of fees and expenses. The proposed consolidated derivative settlement includes, among other things, certain governance improvements. Active Power anticipates the total settlement amounts and related expenses would be paid from insurance proceeds.

“We believe we are one step closer to resolving these suits with these memorandums of understanding in place and are hopeful the courts will give final approval to the settlements,” said Mark A. Ascolese, president and CEO, for Active Power.

The settlements described in this press release are not yet consummated and are subject to a number of conditions. The terms outlined in the memorandums of understanding Active Power has entered into are subject to the parties concluding definitive settlement agreements. The proposed settlements are also subject to final approval by Active Power’s insurance carrier and by the courts following completion of a fairness hearing. Hearing dates have not yet been set on final approval of the proposed settlements.

The previously disclosed investigation by the SEC Division of Enforcement regarding Active Power, including matters relating to its prior public statements regarding Digital China and its distribution relationships in China, is ongoing.

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements" made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by references to future periods, and include statements we made regarding:

•	our expectation that the total settlement amounts and related expenses will be paid from insurance proceeds; and

•	our hope that the courts will give final approval to the settlements.

Actual results and the outcomes of future events could differ materially from those expressed or implied by these forward-looking statements because of a number of risks and uncertainties, including the risk that Active Power fails to enter into binding settlement arrangements, that the conditions to the settlements are not met and that the Courts do not approve the settlements; as well as the other factors described in Active Power’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K filed since then. Active Power assumes no obligation to update any forward-looking statements or information.

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) is a global leader in flywheel energy and power technology for mission critical applications. The company’s products and solutions are unique because of its patented flywheel and power electronics technology that delivers critical power to leading innovators across multiple industries. The combined benefits of its products’ power density, reliability, and total cost of ownership are unmatched in the market. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, that support the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Active Power and CleanSource are registered trademarks of Active Power, Inc. PowerHouse and the Active Power logo are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Press Contact:	Investor Contact:
Lee Higgins	Brion D. Tanous
Senior Manager, PR and IR	CleanTech IR, Inc.
(512) 744-9488	(310) 541-6824
lhiggins@activepower.com	btanous@cleantech-ir.com

# # #